Exhibit 99.1

Press Release

6714 Pointe Inverness Way, Suite 200
March 11, 2008	Fort Wayne, IN 46804-7932
260.459.3500 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Raises First Quarter 2008 Earnings Guidance

FORT WAYNE, INDIANA, March 11, 2008 – Steel Dynamics, Inc. – (NASDAQ/GS: STLD) today raised its first quarter earnings guidance from a range of $1.10 to $1.20 per diluted share to a range of $1.25 to $1.30.  This increase in earnings guidance is primarily driven by higher than anticipated flat-rolled steel pricing and improved scrap processing results.

“Although the cost of ferrous resources used in our steelmaking facilities has increased during the quarter, our margins have expanded as pricing for flat-rolled products has outpaced the increase in raw material costs, “ stated Keith E. Busse, Chairman and Chief Executive Officer of Steel Dynamics.  “We are experiencing an extremely strong market for flat-rolled products as supply-driven demand continues to propel strong order entry.  In addition, our ferrous resource operations are experiencing increased profitability as the price and demand for these materials escalates.

“In spite of the downturn in the broader U.S. economy, our outlook for Steel Dynamics during 2008 continues to remain one of optimism and growth as we remain focused on quality, product diversity, and cost containment,” said Busse.  “Based on our current outlook, we believe that our 2008 annual earnings could now be in the range of $5.25 to $5.75 per diluted share, an increase of $.25 on both the lower and upper ends of the range last communicated on December 11, 2007.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, future profitability and earnings, future dividend payments, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, http://www.sec.gov, and on the Steel Dynamics Web site, http://www.steeldynamics.com.

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564
f.warner@steeldynamics.com